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                                                                    EXHIBIT 23.6


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of Apartment Investment and Management Company for the registration of up to 7,973,684 shares of Class E Cumulative Convertible Preferred Stock and up to 2,631,578 shares of Class F Cumulative Convertible Preferred Stock and to the incorporation by reference therein of our report dated February 13, 1998, except for Note 20, as to which the date is March 19, 1998, with respect to the consolidated financial statements of Insignia Financial Group, Inc. for the year ended December 31, 1997 included in its Annual Report on Form 10-K and as exhibit 99.2 in Apartment Investment and Management Company's Current Report on Form 8-K dated March 17, 1998 (and Amendment No. 1 thereto filed April 3, 1998), all filed with the Securities and Exchange Commission.

We also consent to the use of our report dated April 22, 1998, with respect to the combined financial statements of the Insignia Financial Group, Inc. entities to be spun-off into Insignia/ESG Holdings, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included therein.



                                                    ERNST & YOUNG LLP


Greenville, South Carolina
August 3, 1998